VALHI TO INVEST IN WASTE TREATMENT BUSINESS


                DALLAS, TEXAS . . . September, 19, 1995 . . . Valhi, Inc. (NYSE:VHI) announced today that it has signed a letter of intent to purchase a 50% interest in a joint venture with Ken Bigham that will own Waste Control Specialists, Inc. (WCS). WCS has obtained permits for handling substantially all hazardous waste with RCRA and TSCA waste codes. WCS intends before the end of 1995 to commence construction at a 16,000 acre site in Andrews County, Texas, of an 11,274,000 cubic yard landfill. The facility will include two distinct 637,000 cubic yard condominium cells and is expected to be operational in 1996. The landfill is designed to be a state-of-the-art facility that will utilize advanced technology for the testing, characterization, storage and disposal of hazardous waste.

                Valhi expects to invest $25 million for its 50% interest. WCS will continue to be managed by its CEO, Ken Bigham.
        Mr. Bigham has over 15 years of experience in the business of environmental waste management, having built a substantial hazardous waste storage business that was based in Texas and subsequently sold to a publicly-held company in the environmental waste business.

                The transaction is subject to, among other things, completion of due diligence and approval of Valhi's Board of Directors.

                Valhi, Inc., is a diversified company which engages in chemicals, refined sugar, building products and other businesses.